Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	James R. Easter	Devin Sullivan
	Chief Financial Officer	Sr. Vice President
	281-475-2694	212-836-9608
	Jim.Easter@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS FOURTH QUARTER

AND FISCAL 2014 FINANCIAL RESULTS

Q4 FY 2014 Overview

•	Revenues of $184.4 million compared to $228.1 million in Q4 FY 2013.

•	Profits at Inliner and Geoconstruction offset by losses at Heavy Civil, Mineral Services, and Water Resources.

•	Geoconstruction backlog rose to $118.0 million at January 31, 2014 from $41.5 million at January 31, 2013; Geoconstruction announced $50 million of new contracts in Q1 FY 2015.

•	Net loss from continuing operations of ($14.3) million, or ($0.73) per share.

•	As of January 31, 2014, cash and cash equivalents were $35.0 million, long-term debt, excluding current maturities, was $108.3 million, and equity was $289.5 million.

“The losses we incurred in FY 2014 reflect the challenging conditions in certain of our end markets, especially Mineral Services and Geoconstruction, substantial non-cash charges, and the impact of weather-induced project delays in late calendar 2013 and early 2014. However, we also believe that we made progress during the year that has positioned each of our divisions to improve their financial performance in FY 2015. Inliner produced its seventh consecutive year of record results in FY 2014, and Water Resources operated profitably. Geoconstruction produced the single-largest turnaround in backlog among our divisions in FY 2014, and also returned to profitability in Q4 FY 2014. Heavy Civil struggled towards the end of the year due, in large part, to severe weather in the northeast U.S., as well as difficulties encountered in completing certain projects. However, losses at this division narrowed substantially from FY 2013. Our Energy Services business continues to ramp up, and we have commercially proven our cradle-to-cradle water management solution, branded ALLclear™, for oil and gas clients. We expect this business will grow over the next 12 months. Mineral Services was challenged in FY 2014, and it likely will remain so this year. The global slowdown in mining expenditures has reduced demand for exploration and, consequently, led to a decline in rig utilization. Longer-term fundamentals for mining remain positive, especially for gold and industrial metals such as copper and iron ore, which account for the majority of Mineral Services revenues. We will continue to contain costs while the industry recovers. Our One Layne initiative, begun two years ago, has leveraged our capabilities such that we now offer full solutions to our mining, oil and gas, and industrial clients. We are pursuing $229 million of One Layne projects in FY 2015 with expected start dates in the next year. During Q4 FY 2014 we completed a $125 million convertible notes offering, including the full exercise of a $15 million overallotment option. During Q1 FY 2015, we signed a new five-year $135 million senior secured asset-backed revolving credit facility that lowers our borrowing costs and provides the flexibility and structure appropriate for the project-oriented nature of our business. Together, we believe that these financings provide a stable capital base that will allow us to pursue opportunities both here and abroad.”

— Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%	Twelve Months		%
(000’s, except per share data)	Jan 31, 2014	Jan 31, 2013	Change	Jan 31, 2014	Jan 31, 2013	Change
Revenues
–Water Resources	$39,999	$49,414	(19.1)	$175,875	$214,091	(17.9)
–Inliner	36,413	31,574	15.3	148,384	133,256	11.4
–Heavy Civil	53,761	58,408	(8.0)	267,192	278,131	(3.9)
–Geoconstruction	24,214	29,039	(16.6)	87,180	133,247	(34.6)
–Mineral Services	28,634	58,154	(50.8)	172,960	302,119	(42.8)
–Energy Services	1,068	1,450	(26.3)	6,336	5,885	7.7
–Other	4,695	3,874	21.2	19,936	11,509	73.2
–Intersegment Eliminations	(4,424)	(3,805)		(18,580)	(9,112)

Total revenues	$184,360	$228,108	(19.2)	$859,283	$1,069,126	(19.6)
Net loss from continuing operations attributable to Layne Christensen Company	$(14,268)	$(22,624)	(36.9)	$(134,437)	$(12,888)	*	*
Diluted loss per share—continuing operations	$(0.73)	$(1.16)	(37.3)	$(6.86)	$(0.66)	*	*
Net loss attributable to Layne Christensen Company	$(14,268)	$(24,852)	(42.6)	$(128,639)	$(36,651)	*	*
Diluted loss per share	$(0.73)	$(1.27)	(42.9)	$(6.56)	$(1.88)	*	*

Financial Data and Reconciliation to non-GAAP Financial Data	Three Months		%	Twelve Months		%
(000’s, except per share data) (unaudited)	Jan 31, 2014	Jan 31, 2013	Change	Jan 31, 2014	Jan 31, 2013	Change
Total Revenues	$184,360	$228,108	(19.2)	$859,283	$1,069,126	(19.6)
Diluted loss-continuing operations	$(14,257)	$(22,585)	(36.9)	$(133,849)	$(12,260)	*	*
Net income attributable to noncontrolling interests	(11)	(39)	(71.8)	(588)	(628)	(6.4)
Net loss from continuing operations attributable to Layne Christensen Company	(14,268)	(22,624)	* *	(134,437)	(12,888)	*	*
Loss on remeasurement of equity investment	—	—	* *	—	(7,705)	*	*
Loss on non-cash impairment charges	—	(8,431)	* *	(14,646)	(8,431)	*	*
Non-cash tax valuation allowances	(2,757)	—	* *	(54,379)	—	*	*

Net (loss) income from continuing operations attributable to Layne Christensen Company excluding loss on above items*	$(11,511)	$(14,193)	* *	$(65,412)	$3,248	*	*

Diluted loss per share from continuing operations attributable to Layne Christensen shareholders:	$(0.73)	$(1.16)	(37.3)	$(6.86)	$(0.66)	*	*
Diluted loss per share on above items*	$(0.14)	$(0.43)	* *	$(3.52)	$(0.83)	*	*
Diluted (loss) income per share - continuing operations excluding loss on above items*	$(0.59)	$(0.73)	* *	$(3.34)	$0.17	*	*

*	We provide non-GAAP net loss from continuing operations and non-GAAP net loss per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude non-cash charges related to the goodwill impairment and valuation allowances related to the write-off of prior period deferred income tax assets. Our management uses non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results through the eyes of management in addition to seeing our GAAP results. Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial mearsures. They should be read in conjunction with the GAAP financial measures. It shoud be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.
**	Not meaningful

-more-

THE WOODLANDS, TEXAS, Friday, May 1, 2014 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2014 fourth quarter (“Q4”) and year ended January 31, 2014, including a discussion of results of operations by division.

Revenues for Q4 FY 2014 declined by $43.7 million, or 19.2%, to $184.4 million from $228.1 million in Q4 FY 2013, reflecting lower revenues at each of Layne’s divisions with the exception of Inliner. Revenue declines at Water Resources, Heavy Civil, and Geoconstruction were the result of lingering budget constraints at state and local governments, as well as project delays caused by severe weather. These weather-induced delays persisted into Q1 FY2015. Over the last six months, Geoconstruction has announced new contracts with an aggregate value of approximately $150 million and work on these projects will continue throughout FY 2015. Mineral Services continues to be impacted by the global mining exploration slowdown, both in the minerals exploration markets served by Layne’s wholly owned operations and Layne’s Latin American affiliates.

Pre-tax income at Inliner for Q4 FY 2014 rose by 180% to $5.6 million and Geoconstruction reported its first profitable quarter since Q3 FY 2013, representing a $5.2 million improvement from Q4 FY 2013. The performance of these divisions, however, was more than offset by pre-tax losses of $6.6 million at Heavy Civil, $2.1 million at Mineral Services, $1.2 million at Water Resources, and $0.6 million at Energy Services. Also impacting results in Q4 FY 2014 was a $6.8 million decline in unallocated corporate expenses, offset by a $2.7 million rise in interest expense.

Net loss from continuing operations for Q4 FY 2014 was $14.3 million, or $(0.73) per share. This compares to a net loss from continuing operations of $22.6 million, or ($1.16) per share, in the same period last year, which included non-cash, pre-tax impairment charges of $8.4 million.

Cost of revenues declined to $153.2 million (83.1% of revenues) from $200.5 million (87.9% of revenues) in Q4 FY 2013. The decrease in the cost as a percentage of revenues for Q4 FY 2014 was the result of a shift in Layne’s contract selection and bidding strategies.

Selling, general and administrative expenses decreased to $27.9 million (15.1% of revenues) from $42.7 million (18.7% of revenues) in last year’s Q4. This decline was driven by decreases in compensation expense and incentive compensation due to the loss from continuing operations.

Depreciation and amortization declined to $15.4 million for Q4 FY 2014 from $15.7 million in Q4 FY 2013, due to sales of non-core assets during the year.

Equity in earnings of affiliates declined to $1.1 million in Q4 FY 2014 from $1.5 million in the same period last year, as a result of the effects of the reductions felt in the global mining exploration industry.

Interest expense rose to $4.0 million for Q4 FY 2014 from $1.3 million for the same period last year as amortization of the discount on the convertible notes issued during Q4 FY 2014 is included in interest expense.

Other income, net for Q4 FY 2014 consisted primarily of gains on sale of non-core fixed assets.

An income tax expense of $0.9 million was recorded in Q4 FY 2014 compared to an income tax benefit of $14.7 million for the same period last year. The primary reason for the variance was due to the fact that we recorded valuation allowances against our current year deferred tax assets in FY 2014.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q4 FY 2014 of each segment follows the table.

	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues
Water Resources	$39,999	49,414	$175,875	214,091
Inliner	36,413	31,574	148,384	133,256
Heavy Civil	53,761	58,408	267,192	278,131
Geoconstruction	24,214	29,039	87,180	133,247
Mineral Services	28,634	58,154	172,960	302,119
Energy Services	1,068	1,450	6,336	5,885
Other	4,695	3,874	19,936	11,509
Intersegment Eliminations	(4,424)	(3,805)	(18,580)	(9,112)

Total revenues	$184,360	$228,108	$859,283	$1,069,126

Equity in (losses) earnings of affiliates
Geoconstruction	$—	$384	$—	$3,872
Mineral Services	1,114	1,119	(2,974)	16,700

Total equity in earnings (losses) of affiliates	$1,114	$1,503	$(2,974)	$20,572

Income (loss) from continuing operations before income taxes
Water Resources	$(1,177)	$(6,683)	$1,016	$(1,290)
Inliner	5,625	2,009	17,650	9,936
Heavy Civil	(6,591)	(10,676)	(7,781)	(32,308)
Geoconstruction	1,078	(4,100)	(27,693)	517
Mineral Services	(2,050)	1,319	(9,534)	49,406
Energy Services	(556)	(5,077)	(3,212)	(7,444)
Other	(92)	(300)	193	126
Unallocated corporate expenses	(5,651)	(12,528)	(42,646)	(36,009)
Interest expense	(3,971)	(1,289)	(8,879)	(4,309)

Total loss from continuing ops. before income taxes	$(13,385)	$(37,325)	$(80,886)	$(21,375)

Segment Data

Water Resources Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$39,999	$49,414	$175,875	$214,091
(Loss) income before impairments and income taxes	(1,177)	(2,250)	1,016	3,143
Less: Impairment charges	—	(4,433)	—	(4,433)

(Loss) income before income taxes	(1,177)	(6,683)	1,016	(1,290)

The decline in Water Resources revenues in Q4 FY 2014 was due to the impact of constrained state and local municipal budgets, certain project delays, and a decline in injection well revenues. Work has commenced on an approximately $7.0 million injection well project that was delayed in FY 2014. The bidding environment for Water Resources is expected to improve in fiscal FY 2015 in response to severe drought conditions, especially in California.

The pre-tax loss at Water Resources for Q4 FY 2014 narrowed, as this division reduced selling expenses in response to sluggish market conditions.

The backlog in the Water Resources division was $59.8 million as of January 31, 2014, compared to $56.4 million as of January 31, 2013.

Inliner Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$36,413	$31,574	$148,384	$133,256
Income before income taxes	5,625	2,009	17,650	9,936

Higher revenues at Inliner in Q4 FY 2014 were the result of an increase in overall projects, particularly in the northeast.

Income before income taxes increased by $3.6 million to $5.6 million (15.4% of revenues) in Q4 FY2014 compared to $2.0 million (6.4% of revenues) in Q4 FY 2013. This increase was attributable to the above mentioned projects.

The backlog at Inliner was $61.1 million as of January 31, 2014, compared to $66.2 million as of January 31, 2014.

Heavy Civil Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$53,761	$58,408	$267,192	$278,131
Loss before income taxes	(6,591)	(10,676)	(7,781)	(32,308)

Lower revenues at Heavy Civil reflected project delays due to the extreme weather conditions experienced in December 2013 and January 2014, particularly in the northeastern part of the U.S., and the more selective nature of Heavy Civil’s strategic shift towards higher-margin, reduced competiton, negotiated work and away from hard-bid municipal contracts.

The strategic shift at Heavy Civil which was implemented in FY2012 continues, and is producing favorable results. Nearly one-third of Heavy Civil’s revenues in FY 2014 were generated by reduced-competition projects, the highest-ever percentage by volume for this type of work. Heavy Civil’s revenues may be reduced in the short-term as more profitable contracts are executed. Lower margin legacy backlog projects should be completed in FY2015.

The narrowed pre-tax loss for Q4 FY 2014 reflected personnel reductions (the full effects of which were realized in FY 2014) and lower selling expenses.

The backlog in the Heavy Civil division was $257.6 million as of January 31, 2014, compared to $395.7 million as of January 31, 2013.

Geoconstruction Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$24,214	$29,039	$87,180	$133,247
Income (loss) before impairments and income taxes	1,078	(4,100)	(13,047)	517
Less: Impairment charges	—	—	(14,646)	—

Income (loss) before income taxes	1,078	(4,100)	(27,693)	517

Equity in earnings of affiliates, included in above earnings	—	384	—	3,872

Lower revenues in Q4 FY 2014 reflected lingering demand weakness in the U.S. and South America; however, the bidding and contract environment at Geoconstruction improved as the year progressed. Beginning in Q3 FY 2014 and continuing through Q1 FY 2015, Geoconstruction announced approximately $150 million of new contracts in the U.S and South America for projects associated with commercial building construction, transportation, energy, and water infrastructure. Deployment commenced in Q4 FY 2014 and work on these projects will continue through FY 2015.

The pre-tax profit in Q4 FY 2014 reflected the first stages of work on Geoconstruction’s major contract acquisitions during the second half of the fiscal year and a claim settlement.

Year-end backlog at Geoconstruction rose to $118.0 million from $41.5 million at January 31, 2013; during Q1 FY 2015, Geoconstruction announced an additional $50 million of new projects.

Mineral Services Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$28,634	$58,154	$172,960	$302,119
(Loss) income before income taxes	(2,050)	1,319	(9,534)	49,406
Equity in earnings (losses) of affiliates, included in above earnings	1,114	1,119	(2,974)	16,700

Mineral Services continues to be impacted by a significant slowdown in global mining exploration activity, with delays and volatility in exploration and drilling programs by major mining companies expected to continue. Spending is down significantly over the past year in every geographic region.

The factors impacting Layne’s business include: the cyclical price decline in major commodities, especially gold and copper, which are the primary focus of Layne’s operations; regulatory actions by government authorities, specifically, the imposition of additional taxes on mining companies; and labor issues. Another economic factor involves some of Layne’s customers who are in multiple businesses, as their capital needs may cause them to adjust their activities within their mining divisions.

The reduction in the price of gold has brought it to a level below the full production costs for many mines. Copper prices are expected to be volatile and are likely to be influenced by demand from China, economic activity in the U.S. and other industrialized countries.

While near-term trends remain unfavorable, we continue to believe the long-term outlook for copper and exploration remains positive, as copper plays such a significant role in the global economy and gold demand rises generally in line with growth in the middle class in developing countries. Given that the assets within the division are in good working order and the division has the ability to deploy rapidly to new sites when requested, Layne believes it will be able to react in an expedient manner when the market improves.

The backlog in the Mineral Services division was $2.7 million as of January 31, 2014, compared to $6.7 million as of January 31, 2013.

Energy Services Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$1,068	$1,450	$6,336	$5,885
(Loss) before impairments and income taxes	(556)	(1,079)	(3,212)	(3,446)
Less: Impairment charges	—	(3,998)	—	(3,998)

Loss before income taxes	(556)	(5,077)	(3,212)	(7,444)

This growing division continues to market its cradle-to-cradle water management solution that enables our oil and gas clients to source fresh and brackish water, reuse treated water, and minimize waste disposal. This is a unique capability as many companies who provide services to the E&P industry only have the ability to perform a portion of the services that Energy Services is able to deliver. The division’s penetration into the marketplace has taken longer than expected in part due to the time needed to market its portfolio of services within the industry. Management is committed to growing this segment.

Energy Services signed ten master service agreements with E&P companies during FY 2014 and intends to sign an additional ten such agreements this year. The Company is targeting a $20 million annual-revenue run rate in the second half of FY 2015.

Other	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2014	2013	2014	2013
Revenues	$4,695	$3,874	$19,936	$11,509
(Loss) income before income taxes	(92)	(300)	193	126

Other revenues and income before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales. Higher revenues are due to the segments within Layne taking advantage of the purchasing expertise within this operation. This operation is able to centralize some of Layne’s purchasing in order to take advantage of purchase discounts offered from various vendors.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, declined to $5.7 million for Q4 FY2014 from $12.5 million in Q4 FY 2013. This decrease in corporate expenses was due in part to the decrease in relocation expenses relating to the Company’s move to The Woodlands, Texas.

Conference Call

Rene Robichaud, President & CEO, and James R. Easter, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT on Friday, May 2, 2014 to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL DATA

	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands, except per share data)	2014	2013	2014	2013
Revenues	$184,360	$228,108	$859,283	$1,069,126
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(153,204)	(200,493)	(711,791)	(873,807)
Selling, general and administrative expenses	(27,930)	(42,715)	(146,457)	(161,507)
Depreciation and amortization	(15,351)	(15,748)	(60,980)	(61,158)
Impairment charges	—	(8,431)	(14,646)	(8,431)
Loss on remeasurement of equity investment	—	—	—	(7,705)
Equity in earnings (losses) of affiliates	1,114	1,503	(2,974)	20,572
Interest expense	(3,971)	(1,289)	(8,879)	(4,309)
Other income, net	1,597	1,740	5,558	5,844

Loss from continuing operations before income taxes	(13,385)	(37,325)	(80,886)	(21,375)
Income tax (expense) benefit	(872)	14,740	(52,963)	9,115

Net loss from continuing operations	(14,257)	(22,585)	(133,849)	(12,260)
Net (loss) income from discontinued operations	—	(2,228)	5,798	(23,763)

Net loss	(14,257)	(24,813)	(128,051)	(36,023)
Net income attributable to noncontrolling interests	(11)	(39)	(588)	(628)

Net loss attributable to Layne Christensen Company	$(14,268)	$(24,852)	$(128,639)	$(36,651)

(Loss) earnings per share information attributable to Layne Christensen Company shareholders:
Basic loss per share - continuing operations	(0.73)	(1.16)	$(6.86)	$(0.66)
Basic (loss) income per share - discontinued operations	—	(0.11)	0.30	(1.22)

Basic loss per share	$(0.73)	$(1.27)	$(6.56)	$(1.88)

Diluted loss per share - continuing operations	(0.73)	(1.16)	$(6.86)	$(0.66)
Diluted (loss) income per share - discontinued operations	—	(0.11)	0.30	(1.22)

Diluted (loss) per share	$(0.73)	$(1.27)	$(6.56)	$(1.88)

Weighted average shares outstanding - basic	19,622	19,504	19,598	19,485
Dilutive stock options and nonvested shares	—	—	—	—

Weighted average shares outstanding - dilutive	19,622	19,504	19,598	19,485

	As of
	January 31,	January 31,
(in thousands)	2014	2013
Balance Sheet Data:
Cash and cash equivalents	$35,013	$27,242
Working capital, including current maturities of long term debt	121,330	125,079
Total assets	646,618	812,226
Total long term debt, excluding current maturities	108,304	96,539
Total Layne Christensen Company equity	289,464	412,737
Common shares issued and outstanding	19,915	19,818